Exhibit 99.1

Mr. Cooper Group Reports First Quarter 2022 Results

  Reported total net income of $658 million including MSR mark of $552 million, equivalent to ROCE of 71.7%
  Book value per share increased to $53.81 and Tangible book value per share increased to $52.01
  Servicing UPB grew to $796 billion, up 27% y/y
  Repurchased 0.7 million common shares for $35 million
  Closed Sagent transaction resulting in pretax gain of $223 million

DALLAS--(BUSINESS WIRE)--April 28, 2022--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a first quarter net income of $658 million or $8.59 per diluted share. Net income included other mark-to-market of $552 million, which excludes fair value of excess spread accretion of $1 million. Excluding other mark-to-market and other items, the Company reported pretax operating income of $96 million. Other items included $223 million gain from the Sagent transaction, $3 million in charges related to severance, and $2 million of intangible amortization.

Chairman and CEO Jay Bray commented, “During the quarter we were able to react quickly and take advantage of attractively priced acquisition opportunities, and we were awarded sizeable subservicing mandates, which together produced spectacular growth in our servicing portfolio, which reached $796 billion. We now have 3.9 million customers, and nothing is more important to us than delighting every single customer with a personalized, friction-free experience that helps them achieve their goals.”

Chris Marshall, Vice Chairman and President added, “While the sharp rise in interest rates will place pressure on the originations industry, we are in a much better position than most, as we stand to benefit from significant improvements in servicing profitability during 2022.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.9 million customers while simultaneously strengthening asset performance for investors. In the first quarter, Servicing recorded pretax income of $558 million, including other mark-to-market of $552 million. The forward servicing portfolio ended the quarter at $796 billion in UPB. Servicing generated pretax operating income, excluding other mark-to-market, of $7 million. At quarter end, the carrying value of the MSR was $6,006 million equivalent to 146 bps of MSR UPB.

	Quarter Ended
($ in millions)	Q4'21		Q1'22
	$	BPS	$	BPS
Operational revenue	$390	22.9	$365	19.5
Amortization, net of accretion	(186)	(10.9)	(202)	(10.8)
Mark-to-market	45	2.6	553	29.5
Total revenues	249	14.6	716	38.2
Total expenses	(143)	(8.4)	(123)	(6.5)
Total other expenses, net	(19)	(1.1)	(35)	(1.9)
Income before taxes	87	5.1	558	29.8
Other mark-to-market	(46)	(2.7)	(552)	(29.5)
Accounting items	—	—	1	0.1
Pretax operating income excluding other mark-to-market and accounting items	$41	2.4	$7	0.4
	Quarter Ended
	Q4'21	Q1'22
Ending UPB ($B)	$710	$796
Average UPB ($B)	$682	$749
60+ day delinquency rate at period end	3.1%	2.5%
Annualized CPR	21.2%	14.8%
Modifications and workouts	39,554	32,498

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and refinancing existing loans through the direct-to-consumer channel. Originations earned pretax income of $155 million and pretax operating income of $157 million, which excluded $2 million in charges related to severance.

The Company funded 46,933 loans in the first quarter, totaling approximately $11.6 billion UPB, which was comprised of $7.8 billion in direct-to-consumer and $3.8 billion in correspondent. Funded volume decreased 33% quarter-over-quarter, while pull through adjusted volume decreased 30% quarter-over-quarter to $10.3 billion.

	Quarter Ended
($ in millions)	Q4'21	Q1'22
Income before taxes	$181	$155
Accounting items / other	1	2
Pretax operating income excluding accounting items and other	$182	$157
	Quarter Ended
($ in millions)	Q4'21	Q1'22
Total pull through adjusted volume	$14,736	$10,332
Funded volume	$17,165	$11,573
Refinance recapture percentage	43%	50%
Recapture percentage	32%	37%
Purchase volume as a percentage of funded volume	30%	23%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on April 28, 2022 at 4:30 P.M. Eastern Time. Preregistration for the call is now available in the Investor section of www.mrcoopergroup.com. Participants will receive a toll-free dial-in number and a unique registrant ID to be used for immediate call access. A simultaneous audio webcast of the conference call will be available under the investors section on www.mrcoopergroup.com. A telephonic replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056 (toll-free), or 404-537-3406 (international). Please use the passcode 1470118 to access the replay.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance. Return on tangible common equity (ROTCE) is computed by dividing net income by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. Management believes that ROTCE is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity. Tangible book value is defined as stockholders’ equity less goodwill and intangible assets. Our management believes tangible book value is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the severity and duration of the COVID-19 pandemic; the pandemic’s impact on the U.S. and global economies; federal, state, and local governmental responses to the pandemic; borrower forbearance rates and availability of financing. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended December 31, 2021	Three Months Ended March 31, 2022
Revenues:
Service related, net	$207	$755
Net gain on mortgage loans held for sale	418	297
Total revenues	625	1,052
Total expenses:	381	338
Other income (expense), net:
Interest income	68	36
Interest expense	(115)	(106)
Other income, net	34	222
Total other (expense) income, net	(13)	152
Income before income tax expense	231	866
Income tax expense	61	208
Net income from continuing operations	170	658
Net loss from discontinued operations	(15)	—
Net income	155	658
Net income attributable to non-controlling interest	—	—
Net income attributable to Mr. Cooper Group	155	658
Undistributed earnings attributable to participating stockholders	—	—
Net income attributable to common stockholders	$155	$658

Earnings from continuing operations per common share attributable to Mr. Cooper:
Basic	$2.28	$8.91
Diluted	$2.20	$8.59
Earnings from discontinued operations per common share attributable to Mr. Cooper:
Basic	$(0.20)	$—
Diluted	$(0.19)	$—
Earnings per common share attributable to Mr. Cooper:
Basic	$2.08	$8.91
Diluted	$2.01	$8.59
Weighted average shares of common stock outstanding (in millions):
Basic	74.6	73.9
Diluted	77.4	76.6

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	December 31, 2021	March 31, 2022
Assets
Cash and cash equivalents	$895	$579
Restricted cash	146	130
Mortgage servicing rights at fair value	4,223	6,006
Advances and other receivables, net	1,228	1,044
Mortgage loans held for sale at fair value	4,381	3,593
Property and equipment, net	98	75
Deferred tax assets, net	991	794
Other assets	2,242	2,269
Total assets	$14,204	$14,490

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,670	$2,670
Advance and warehouse facilities, net	4,997	4,795
Payables and other liabilities	2,392	2,203
MSR related liabilities - nonrecourse at fair value	778	845
Total liabilities	10,837	10,513
Total stockholders' equity	3,367	3,977
Total liabilities and stockholders' equity	$14,204	$14,490

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended December 31, 2021
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$147	$44	$16	$207
Net gain on mortgage loans held for sale	102	316	—	418
Total revenues	249	360	16	625
Total expenses	143	187	51	381
Other (expense) income, net:
Interest income	42	26	—	68
Interest expense	(61)	(18)	(36)	(115)
Other income, net	—	—	34	34
Total other (expense) income, net	(19)	8	(2)	(13)
Pretax income (loss)	$87	$181	$(37)	$231
Income tax expense				61
Net income from continuing operations				170
Net loss from discontinued operations				(15)
Net income				155
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders of Mr. Cooper Group				155
Undistributed earnings attributable to participating stockholders				—
Net income attributable to common stockholders				$155
Net income per share
Basic				$2.08
Diluted				$2.01

Non-GAAP Reconciliation:
Pretax income (loss)	$87	$181	$(37)	$231
Other mark-to-market	(46)	—	—	(46)
Accounting items / other	—	1	(32)	(31)
Intangible amortization	—	—	2	2
Pretax operating income (loss)	$41	$182	$(67)	$156
Income tax expense				(38)
Operating income(1)				$118
ROTCE(2)				14.9%
Average tangible book value (TBV)(3)				$3,178
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,122 and ending TBV of $3,233.

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2022
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$701	$42	$12	$755
Net gain on mortgage loans held for sale	15	282	—	297
Total revenues	716	324	12	1,052
Total expenses	123	174	41	338
Other (expense) income, net:
Interest income	19	17	—	36
Interest expense	(54)	(12)	(40)	(106)
Other income, net	—	—	222	222
Total other (expense) income, net	(35)	5	182	152
Pretax income	$558	$155	$153	$866
Income tax expense				208
Net income from continuing operations				658
Net loss from discontinued operations				—
Net income				658
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders of Mr. Cooper Group				658
Undistributed earnings attributable to participating stockholders				—
Net income attributable to common stockholders				$658
Net income per share
Basic				$8.91
Diluted				$8.59

Non-GAAP Reconciliation:
Pretax income (loss)	$558	$155	$153	$866
Other mark-to-market	(552)	—	—	(552)
Accounting items / other	1	2	(223)	(220)
Intangible amortization	—	—	2	2
Pretax operating income (loss)	$7	$157	$(68)	$96
Income tax expense(1)				(23)
Operating income				$73
ROTCE(2)				8.2%
Average tangible book value (TBV)(3)				$3,539
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,233 and ending TBV of $3,844.

Non-GAAP Reconciliation:	Quarter Ended
($ in millions except value per share data)	Q4'21	Q1'22
Stockholders' equity (BV)	$3,367	$3,977
Goodwill	(120)	(120)
Intangible assets	(14)	(13)
Tangible book value (TBV)	$3,233	$3,844
Ending shares of common stock outstanding (in millions)	73.8	73.9

BV/share	$45.64	$53.81
TBV/share	$43.82	$52.01

Net income	$155	$658
ROCE(1)	18.7%	71.7%

Beginning stockholders’ equity	$3,260	$3,367
Ending stockholders’ equity	$3,367	$3,977
Average stockholders’ equity (BV)	$3,314	$3,672
(1)	Computed by dividing annualized earnings by average BV.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com